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                                 EXHIBIT 21.1

                        SUBSIDIARIES OF SCIQUEST, INC.

EMAX Solutions Partners (UK), a UK corporation

SciQuest Europe Limited, an Irish corporation

SciQuest Exchanges, Inc., a Delaware corporation

Textco, Inc, a Delaware corporation